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                                                                   Exhibit 99.3

                         BANK ONE TRUST COMPANY, N.A.
                          55 Water Street, 1st Floor
                           New York, New York 10041

                                STEELCASE INC.
                           offer for all outstanding
                         6.375% Senior Notes Due 2006
                                in exchange for
                         6.375% Senior Notes Due 2006
            pursuant to the Prospectus dated                 , 2002

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
  CITY TIME, ON                 , 2002, UNLESS EXTENDED (THE "EXPIRATION
  DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.


To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

    We have been appointed by Steelcase Inc., a Michigan corporation (the "Company"), to act as the exchange agent (the "Exchange Agent") in connection with the offer (the "Exchange Offer") of the Company to exchange an aggregate principal amount of up to $250,000,000 of the Company's 6.375% Senior Notes Due 2006 (the "New Notes"), for a like principal amount of the Company's 6.375% Senior Notes Due 2006 (the "Old Notes") upon the terms and subject to the
conditions set forth in the prospectus dated               , 2002 (the
"Prospectus") and in the related letter of transmittal and the instructions thereto (the "Letter of Transmittal").

    Enclosed herewith are copies of the following documents:

        1. The Prospectus;

        2. The Letter of Transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding;

        3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer with respect to Old Notes in certificated form or Old Notes accepted for clearance through the facilities of the Depository Trust Company if (i) certificates for Old Notes are not immediately available, (ii) Old Notes, the Letter of Transmittal and all other required documents cannot be delivered to the Exchange Agent on or prior to the Expiration Date or (iii) the procedures for book-entry transfer cannot be completed on a timely basis;

        4. A form of letter which may be sent to your clients for whose account you hold the Old Notes in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

        5. Return envelopes addressed to Bank One Trust Company, N.A., the Exchange Agent for the Exchange Offer.

    PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON               , 2002, UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR
CLIENTS AS PROMPTLY AS POSSIBLE.

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    The Company has not retained any dealer-manager in connection with the
Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person (other than the Exchange Agent) for soliciting tenders of the Old Notes pursuant to the Exchange Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

    Additional copies of the enclosed materials may be obtained by contacting the Exchange Agent as provided in the enclosed Letter of Transmittal.

                                          Very truly yours,

                                          Bank One Trust Company, N.A.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.